Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Brooke Corporation:

We consent to the incorporation by reference in the registration statements No. 333-83380 and No. 333-139675, on Form S-8 of Brooke Corporation of our report dated March 2, 2007, with respect to the balance sheets of Generations Bank as of December 31, 2006 and 2005, and the related statements of income, stockholder’s equity and comprehensive income (loss), and cash flows for the years then ended, which report appears in the Form 8-K/A of Brooke Corporation dated January 8, 2007.

(signed) KPMG LLP

Kansas City, Missouri

March 16, 2007